FOR RELEASE ON OR AFTER: February 4, 2013

CONTACT:    John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

Regal Beloit Corporation Announces Fourth Quarter and Fiscal 2012 Financial Results

•	Strong Free Cash Flow in Fourth Quarter and Fiscal 2012

•	Fourth Quarter 2012 Diluted Earnings per Share In Line With Guidance

•	2012 Record Sales and Diluted Earnings per Share

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today reported financial results for the fourth quarter and fiscal 2012. Net sales for the fourth quarter 2012 were $715.6 million compared to $727.0 million for the fourth quarter of 2011. Diluted earnings per share for the fourth quarter 2012 were $0.70 compared to $0.80 for the fourth quarter of 2011. Net sales for fiscal 2012 were a record $3,166.9 million compared to $2,808.3 million in 2011. Diluted earnings per share for fiscal 2012 were a record $4.64 compared to $3.79 in 2011.

“2012 was a record year for Regal in revenues and earnings,” commented Mark Gliebe, Chairman and Chief Executive Officer. “As anticipated, the fourth quarter sales environment was challenging. However, our team delivered and we achieved results consistent with our most recent guidance. Our residential HVAC business was up slightly and we experienced strong growth at Unico while sales in most of our other businesses around the world slowed in the fourth quarter. We continued our progress in achieving synergy savings, and we delivered another quarter of strong free cash flow of 175% of net income.”

The table below compares adjusted diluted earnings per share* for the fourth quarter and fiscal 2012 to the same periods of the prior year.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2012 GAAP Diluted Earnings Per Share	$1.16	$1.49	$1.29	$0.70	$4.64
Purchase Accounting Costs	0.01	—	—	—	0.01
Restructuring Costs	—	0.01	0.08	0.06	0.15
Gain on Disposal of Real Estate	(0.02)	—	—	—	(0.02)
Prior Year Tax Benefit	—	—	(0.05)	—	(0.05)
2012 Adjusted Diluted Earnings Per Share	$1.15	$1.50	$1.32	$0.76	$4.73

2011 Adjusted Diluted Earnings Per Share	$1.11	$1.38	$1.31	$0.93	$4.71

*This earnings release includes non-GAAP financial measures. Schedules that reconcile these non-GAAP financial measures to the most comparable GAAP figures are included with this earnings release.

NET SALES	(Dollars in millions)
	Three Months Ended		% Change	Year Ended		% Change
	Dec 29, 2012	Dec 31, 2011		Dec 29, 2012	Dec 31, 2011
Net Sales	$715.6	$727.0	(1.6)%	$3,166.9	$2,808.3	12.8%

Net Sales by Segment:
Electrical segment	646.9	660.3	(2.0)%	2,870.2	2,533.3	13.3%
Mechanical segment	68.7	66.7	3.0%	296.7	275.0	7.9%

Electrical segment net sales declined 2.0% in the fourth quarter. North American residential HVAC net sales increased 0.2% for the fourth quarter 2012 compared to the fourth quarter 2011. North American commercial and industrial motor net sales decreased 1.4% for the same period, adjusting for the divested business. For the fiscal year, Electrical segment net sales increased 13.3% including $537.2 million from the businesses acquired within the last 12 months ("acquired businesses"). Excluding the acquired and divested businesses, fiscal 2012 Electrical segment net sales declined 7.8% driven primarily by softer HVAC demand in the first half of 2012 and slowing commercial and industrial demand in the second half of 2012.

Mechanical segment net sales for the fourth quarter 2012 included $10.4 million from the acquired businesses. Excluding the impact of the acquired and divested businesses, Mechanical segment net sales in North America decreased 2.6%. Fiscal year 2012 Mechanical segment net sales included $42.5 million from the acquired businesses. Excluding the impact of the acquired and divested businesses, fiscal 2012 Mechanical segment net sales in North America increased by 5.4%.

Fourth quarter 2012 net sales to regions outside the United States decreased 1.5% compared to fourth quarter 2011 and represented 34.2% of total net sales. Excluding acquired businesses, the impact of foreign currency exchange rates decreased total net sales by 0.3% for the fourth quarter 2012 compared to the fourth quarter 2011 and 1.2% for fiscal 2012 compared to 2011.

In the fourth quarter 2012, sales of high efficiency products grew 13.2% and represented 21.0% of net sales. For fiscal 2012, sales of high efficiency products increased 22.1% and represented 20.3% of net sales.

GROSS PROFIT	(Dollars in millions)
	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Gross Profit	$160.7	$170.9	$771.0	$666.0
As a percentage of net sales	22.5%	23.5%	24.3%	23.7%

Gross Profit
Electrical segment	$142.4	$155.0	$691.7	$590.9
As a percentage of net sales	22.0%	23.5%	24.1%	23.3%
Mechanical segment	$18.3	$15.9	$79.3	$75.1
As a percentage of net sales	26.6%	23.9%	26.7%	27.3%

Fourth quarter 2012 gross profit included $3.6 million of restructuring expenses, reported in the Electrical segment cost of sales. Fourth quarter 2011 Electrical segment gross profit included purchase accounting inventory adjustments of $15.5 million, offset by a $15.4 million reduction in the previously disclosed warranty expense recorded in the second quarter 2011. In the Mechanical segment, fourth quarter 2012 gross profit margin improved due to the benefits realized by the restructuring efforts.

For fiscal 2012, the Electrical segment gross profit included $6.9 million of restructuring charges. Fiscal 2011 Electrical segment gross profit included $25.8 million of inventory purchase accounting adjustments and the $12.6 million previously disclosed warranty expense item. For the Mechanical segment, fiscal 2012 gross profit included $0.7 million purchase accounting adjustments from the acquired business.

OPERATING EXPENSES	(Dollars in millions)
	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Operating Expenses	$113.6	$112.2	$458.2	$410.3
As a percentage of net sales	15.9%	15.4%	14.5%	14.6%

Operating Expenses by Segment:
Electrical segment	$102.8	$102.2	$418.0	$368.4
As a percentage of net sales	15.9%	15.5%	14.6%	14.5%
Mechanical segment	$10.8	$10.0	$40.2	$41.9
As a percentage of net sales	15.7%	15.1%	13.5%	15.2%

Electrical segment operating expenses for the fourth quarter 2012 included restructuring expenses of $0.3 million. In the fourth quarter 2011, Electrical segment operating expenses included restructuring charges of $5.8 million. Mechanical segment operating expenses for the fourth quarter 2012 included an incremental $1.3 million from the acquired businesses.

Fiscal 2012 Electrical segment operating expenses included restructuring expenses of $2.7 million, and $62.1 million of incremental operating expenses from the acquired businesses. Fiscal 2011 Electrical segment operating expenses included $15.5 million of acquisition related expenses, $5.8 million of restructuring charges, and a $6.5 million gain on the divested pool and spa business. For the Mechanical segment, fiscal 2012 included $4.4 million of incremental operating expenses from the acquired business and a $1.3 million gain from the sale of surplus real estate.

INCOME FROM OPERATIONS	(Dollars in millions)
	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Income from Operations	$47.1	$58.6	$312.8	$255.7
As a percentage of net sales	6.6%	8.1%	9.9%	9.1%

Income from Operations by Segment:
Electrical segment	$39.6	$52.8	$273.7	$222.6
As a percentage of net sales	6.1%	8.0%	9.5%	8.8%
Mechanical segment	$7.5	$5.8	$39.1	$33.1
As a percentage of net sales	10.9%	8.8%	13.2%	12.1%

In line with earlier guidance, the effective tax rate for the fourth quarter 2012 was 15.6% compared to 30.4% for the fourth quarter 2011. The decrease was driven primarily by completion of the tax integration of the EPC acquisition. For fiscal 2012 the effective tax rate was 25.8% compared to 30.2% for fiscal 2011. The decrease was driven by the completion of the tax integration of the EPC acquisition and the third quarter qualification in China for a high technology tax incentive that resulted in a retroactive benefit of $2.3 million.

Interest expense was up slightly compared to the fourth quarter 2011. Fiscal 2012 interest expense was $13.4 million greater than 2011 as a result of increased borrowings to finance the EPC acquisition.

For the fourth quarter 2012, cash provided by operating activities was $75.5 million. For fiscal 2012, net cash provided by operating activities was $351.7 million. Fiscal 2012 capital expenditures were $91.0 million including the completion of two factories in China partially offset by $8.7 million of government grants. Cash on hand at December 29, 2012 was $375.3 million an increase of $232.7 million from year end 2011 primarily resulting from the proceeds of our December 2012 common stock offering and continued strong cash flow. For the fourth quarter 2012, free cash flow represented 174.6% of net income and 137.7% of net income for fiscal 2012.

“As we start 2013, we are cautiously optimistic about what we are seeing in a number of key markets. We expect diluted earnings per share for the first quarter 2013 of $1.08 to $1.16 per share. Adding back $0.04 of restructuring charges and deducting $0.02 of tax benefits, our adjusted diluted earnings per share are expected to be $1.10 to $1.18,” continued Mr. Gliebe.

Regal will hold a conference call at 9:00 AM CST (10:00 AM EST) on Tuesday, February 5, 2013, to discuss the earnings release. To listen to the call and view the presentation slides via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=91671. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal. International callers should dial 412-858-4600, referencing Regal.

A telephone replay of the call will be available through May 6, 2013, at 877-344-7529, conference ID 10023726. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available until May 6, 2013, and can be accessed at
http://www.regalbeloit.com/rbceventspresentations.htm or at
http://www.videonewswire.com/event.asp?id=91671.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 29, 2012 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
(Dollars in Millions, Except Cash Dividends Declared and Per Share Data)

	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Net Sales	$715.6	$727.0	$3,166.9	$2,808.3
Cost of Sales	554.9	556.1	2,395.9	2,142.3
Gross Profit	160.7	170.9	771.0	666.0
Operating Expenses	113.6	112.3	458.2	410.3
Income From Operations	47.1	58.6	312.8	255.7
Interest Expense	10.9	10.7	44.5	31.1
Interest Income	0.4	0.5	1.6	1.7
Income Before Taxes	36.6	48.4	269.9	226.3
Provision For Income Taxes	5.7	14.7	69.6	68.3
Net Income	30.9	33.7	200.3	158.0
Less: Net Income Attributable to Noncontrolling Interests, net of tax	1.0	0.2	4.7	5.7
Net Income Attributable to Regal Beloit Corporation	$29.9	$33.5	$195.6	$152.3
Earnings Per Share Attributable to Regal Beloit Corporation:
Basic	$0.71	$0.81	$4.68	$3.84
Assuming Dilution	$0.70	$0.80	$4.64	$3.79
Cash Dividends Declared	$0.19	$0.18	$0.75	$0.71
Weighted Average Number of Shares Outstanding (in millions):
Basic	42.2	41.5	41.8	39.7
Assuming Dilution	42.5	41.9	42.1	40.1

SEGMENT INFORMATION
Unaudited
(Dollars in Millions)
	Electrical Segment		Mechanical Segment
	Three Months Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Net Sales	$646.9	$660.3	$68.7	$66.7
Income from Operations	39.6	52.8	7.5	5.8

	Electrical Segment		Mechanical Segment
	Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
Net Sales	$2,870.2	$2,533.3	$296.7	$275.0
Income from Operations	273.7	222.6	39.1	33.1

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(Dollars in Millions)
	Dec 29, 2012	Dec 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$375.3	$142.6
Trade Receivables, less Allowances of $10.2 million in 2012 and $13.6 million in 2011	446.0	424.2
Inventories	557.0	575.8
Prepaid Expenses and Other Current Assets	112.9	99.9
Deferred Income Tax Benefits	48.7	48.6
Total Current Assets	1,539.9	1,291.1

Property, Plant, Equipment and Noncurrent Assets	2,029.2	1,975.4
Total Assets	$3,569.1	$3,266.5

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	251.8	249.4
Other Accrued Expenses	218.3	265.1
Current Maturities of Debt	63.8	10.0
Total Current Liabilities	533.9	524.5

Long-Term Debt	754.7	909.2
Other Noncurrent Liabilities	284.0	256.4
Equity:
Total Regal Beloit Corporation Shareholders' Equity	1,953.4	1,535.9
Noncontrolling Interests	43.1	40.5
Total Equity	1,996.5	1,576.4
Total Liabilities and Equity	$3,569.1	$3,266.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
(Dollars in Millions)
	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30.9	$33.7	$200.3	$158.0
Adjustments to reconcile net income and changes in assets and liabilities (net of acquisitions) to net cash provided by operating activities:
Depreciation and amortization	31.0	28.5	126.0	98.2
Excess tax benefits from share-based compensation	(0.5)	(0.4)	(2.2)	(1.4)
(Gain) loss on disposition of property, net	(0.7)	(0.3)	(2.4)	(5.9)
Share-based compensation expense	2.3	4.2	9.0	14.3
Change in assets and liabilities	12.5	23.3	21.0	2.0
Net cash provided by operating activities	75.5	89.0	351.7	265.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(24.9)	(13.3)	(91.0)	(57.6)
Purchase of investment securities	(8.3)	—	(13.0)	—
Sales of investment securities	3.2	—	4.7	56.0
Business acquisitions, net of cash acquired	(7.4)	(1.1)	(110.4)	(765.9)
Grants received for capital expenditures	1.6	—	8.7	—
Proceeds from sale of assets	0.7	0.4	3.4	15.4
Net cash used in investing activities	(35.1)	(14.0)	(197.6)	(752.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of Common Stock	202.9	—	202.9	—
Borrowings under revolving credit facility	11.5	54.0	292.5	254.0
Repayments under revolving credit facility	(38.5)	(73.0)	(301.5)	(245.0)
Proceeds from short-term borrowings	4.8	2.6	41.2	24.1
Repayments of short-term borrowings	(8.0)	(4.8)	(40.9)	(22.1)
Proceeds from long-term borrowings	—	—	—	500.0
Payments of long-term debt	(15.1)	(28.0)	(90.3)	(28.1)
Dividends paid to shareholders	(7.9)	(7.5)	(30.8)	(27.6)
Proceeds from the exercise of stock options	0.7	—	4.2	1.9
Excess tax benefits from share-based compensation	0.5	0.4	2.2	1.4
Financing fee paid	—	—	—	(2.8)
Distribution to non-controlling interest	(2.4)	—	(2.4)	—
Net cash provided by (used in) financing activities	148.5	(56.3)	77.1	455.8

EFFECT OF EXCHANGE RATES ON CASH	0.6	(0.5)	1.5	(0.8)

Net (decrease) increase in cash and cash equivalents	$189.5	$18.2	$232.7	$(31.9)
Cash and cash equivalents at beginning of period	$185.8	$124.4	$142.6	$174.5
Cash and cash equivalents at end of period	$375.3	$142.6	$375.3	$142.6

NON-GAAP MEASURES

Unaudited
(Dollars in Millions Except Per Share Data)

We prepare financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  We also disclose adjusted diluted earnings per share (EPS), adjusted gross profit, adjusted gross profit as a percentage of net sales, adjusted income from operations, free cash flow and free cash flow as a percentage of net income attributable to Regal Beloit Corporation (collectively, “non-GAAP financial measures”). We use these measures in our internal performance reporting and for reports to the Board of Directors.  We also periodically disclose certain of these measures in our quarterly earnings releases, on investor conference calls, and in investor presentations and similar events. We believe that these non-GAAP financial measures are useful measures for providing investors with additional insight into our operating performance. This additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in accordance with GAAP.  Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment.

	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
GAAP Gross Profit	$160.7	$170.9	$771.0	$666.0
Purchase Accounting Costs	—	15.5	0.7	25.8
Restructuring Costs	3.6	—	6.9	—
Warranty Expense Item	—	(15.4)	—	12.6
Adjusted Gross Profit	$164.3	$171.0	$778.6	$704.4

Adjusted Gross Profit as a Percentage of Net Sales	23.0%	23.5%	24.6%	25.1%

	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
GAAP Income from Operations	$47.1	$58.6	$312.8	$255.7
Acquisition Costs and Purchase Accounting Costs	—	15.5	0.7	25.8
2Q 2011 Warranty Expense Item	—	(15.4)	—	12.6
Restructuring Costs	3.9	5.8	9.6	5.8
Gain on Disposal of Real Estate	—	—	(1.3)	—
Gain on Divestiture	—	—	—	(6.5)
Adjusted Income from Operations	$51.0	$64.5	$321.8	$293.4

	Three Months Ended		Year Ended
	Dec 29, 2012	Dec 31, 2011	Dec 29, 2012	Dec 31, 2011
GAAP Net Cash Provided by Operating Activities	$75.5	$89.0	$351.7	$265.2
Additions to Property Plant and Equipment	(24.9)	(13.3)	(91.0)	(57.6)
Grants Received for Capital Expenditures	1.6	—	8.7	—
Free Cash Flow	$52.2	$75.7	$269.4	$207.6
Free Cash Flow as a Percentage of Net Income Attributable to Regal Beloit	174.6%	226.0%	137.7%	136.3%

ADJUSTED DILUTED EARNINGS PER SHARE
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2012 GAAP Diluted Earnings Per Share	$1.16	$1.49	$1.29	$0.70	$4.64
Purchase Accounting Costs	0.01	—	—	—	0.01
Restructuring Costs	—	0.01	0.08	0.06	0.15
Gain on Disposal of Real Estate	(0.02)	—	—	—	(0.02)
Prior Year Tax Benefit	—	—	(0.05)	—	(0.05)
2012 Adjusted Diluted Earnings Per Share	$1.15	$1.50	$1.32	$0.76	$4.73

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2011 GAAP Diluted Earnings Per Share	$0.99	$0.88	$1.13	$0.80	$3.79
Acquisition and Purchase Accounting Costs	0.12	0.06	0.28	0.26	0.73
Warranty Expense Item	—	0.44	—	(0.23)	0.19
Restructuring Costs	—	—	—	0.10	0.10
Gain on Divestiture	—	—	(0.10)	—	(0.10)
2011 Adjusted Diluted Earnings Per Share	$1.11	$1.38	$1.31	$0.93	$4.71